Public Utilities Commission Grants Rate Changes
Changes to Electric and Gas Rates Effective May 1
RENO, Nev., April 26 /PRNewswire-FirstCall/ — The Public Utilities Commission of Nevada (PUCN) today approved changes in electric and natural gas general rates for Sierra Pacific Power Company, a subsidiary of Sierra Pacific Resources (NYSE: SRP).
The changes are part of Sierra Pacific’s mandatory general rate case filings and represent a slight decrease in rates or no change at all for northern Nevada’s electric customers, and range from a slight decrease to an approximate 3.4% increase in natural gas rates for Reno-Sparks area customers. The changes will become effective May 1, 2006.
Also in its decision today, the PUCN granted an increase in Sierra Pacific’s return on equity from 10.25% to 10.60 % for its electric and natural gas divisions.
As announced earlier this month, the PUCN approved a 3.5% overall increase in electric rates for Sierra Pacific’s Power’s northern Nevada electric customers to reflect the continuing rise in fuel and energy costs. For the typical residential customer using 740 kilowatt hours of electricity, monthly bills will increase by $2.96, from $95.07 to $98.03. That previously announced increase will become effective May 1, 2006.
The net effect of the two PUCN decisions will not be known for a few days, while the company calculates the many changes in rates mandated by the PUCN.
Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. The company serves approximately 300,000 electric customers in northern Nevada and 45,000 electric customers in California. It is a wholly owned subsidiary of Sierra Pacific Resources which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas to approximately 135,000 customers in the Reno-Sparks area of northern Nevada. Other subsidiaries of Sierra Pacific Resources include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in Sierra Pacific Power’s general rate cases and deferred energy rate cases. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2054, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.